Exhibit 99.1

News Release
Analysts and Media Contact:
Richard Thomas (972) 855-3729

Atmos Energy Corporation Announces Retirement of Kim R. Cocklin and
Appointment of J. Kevin Akers as Chairman of the Board of Directors
DALLAS (November 4, 2026) - Atmos Energy Corporation (NYSE: ATO) announced today that Kim R. Cocklin, currently Chairman of the Board of Directors, will retire from the Board of Directors and from the role of Chairman of the Board, effective as of the date of the Company’s 2027 annual meeting of shareholders (“2027 Annual Meeting”) after distinguished service on the Board. He intends to continue to serve as the Chairman of the Board through the 2027 Annual Meeting. Mr. Cocklin has reached mandatory retirement age under the Company’s Corporate Governance Guidelines and will not stand for re-election to the Board at the 2027 Annual Meeting.
During his tenure with the Company beginning in 2006, Mr. Cocklin has served in multiple leading roles including Chairman of the Board since December 2020, Executive Chairman of the Board from October 2017 to December 2020, Chief Executive Officer or President and Chief Executive Officer from October 2010 to September 2017, President and Chief Operating Officer from October 2008 to September 2010, Senior Vice President, Regulated Operations from October 2006 to September 2008, and Senior Vice President from June 2006 to September 2006. The Company wishes to express its appreciation to Mr. Cocklin for over 20 years of dedicated service to the Company.
On November 3, 2026, the Board approved changes to its leadership structure to combine the roles of Chairman of the Board and Chief Executive Officer effective upon the retirement of Mr. Cocklin. Accordingly, J. Kevin Akers, the Company’s President and Chief Executive Officer will assume the role of Chairman of the Board, effective as of the date of the Company’s 2027 Annual Meeting, subject to his re-election as a director by shareholders at the 2027 Annual Meeting. In addition, the independent members of the Board have selected Nancy K. Quinn, the current Lead Director, to continue to serve as Lead Director, effective as of the date of the Company’s 2027 Annual Meeting, subject to her re-election as a director by shareholders at the 2027 Annual Meeting.
“Kevin and I have worked side-by-side, and he has the leadership ability and deep industry experience to continue our safety-driven investment strategy, and I am fortunate to be able to pass the torch to such a strong leader. I will remain Chairman through our annual shareholders meeting and will be available to Kevin and the Board for a seamless transition,” said Cocklin.

About Atmos Energy
Atmos Energy Corporation, a natural gas-only distributor, is an S&P 500 company headquartered in Dallas. We safely deliver reliable, efficient, and abundant natural gas to approximately 3.4 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability, and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
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